EXHIBIT 99.1
F O R    I M M E D I A T E   R E L E A S E

March 17, 2006
For more information contact:
Ray Braun — (419) 247—2800
Mike Crabtree — (419) 247—2800
Scott Estes — (419) 247—2800
HEALTH CARE REIT, INC. ANNOUNCES
MANAGEMENT PROMOTIONS AND APPOINTMENTS
Scott Estes Promoted to Chief Financial Officer
Jay Morgan and Joe Weisenburger Appointed Vice Presidents
Toledo, Ohio, March 17, 2006......Health Care REIT, Inc. (NYSE:HCN) announced today several management promotions and appointments.
Scott A. Estes has been promoted to senior vice president and chief financial officer from vice president of finance effective March 17, 2006. Raymond W. Braun, who has served as president and chief financial officer of the company since May 2002, will continue to serve as president of the company.
The company also announced the following senior management promotions:
•	Charles J. Herman, Jr. to executive vice president and chief investment officer from vice president and chief investment officer.

•	Jeffrey H. Miller to executive vice president and general counsel from vice president and general counsel.

•	Erin C. Ibele to senior vice president – administration and corporate secretary from vice president – administration and corporate secretary.

•	Michael A. Crabtree to vice president and treasurer from treasurer.
Also announced were the appointments of Jay Morgan to the newly created position of vice president-acute care investments, and Joseph P. Weisenburger to the newly created position of vice president-senior housing. Mr. Morgan was most recently a vice president in the real estate investment banking group at Lehman Brothers, and previously an analyst with Health Care REIT. Mr. Weisenburger has been with the company since 1998, most recently serving as investment officer.
George L. Chapman, chairman and chief executive officer of Health Care REIT, Inc. commented, “Scott’s promotion to chief financial officer is an acknowledgement of his demonstrated financial and capital markets proficiency. He has been a tremendous addition to our executive team and we have welcomed his insight.

“Over the last several years, we have built an exceptional team that has been instrumental in the successful execution of our disciplined strategy. As we continue to adapt to the changes within the health care industry, we have made the decision to commit resources specifically to acute care and senior housing — important and growing segments of the business. We are pleased to have Jay, who is rejoining the company, along with Joe, who has been with HCN since 1998, spearheading the management of these vital areas. Moreover, all of these well-deserved promotions and appointments are in recognition of the contributions and accomplishments that all of these individuals have made, and the confidence we have in their continued involvement in our future growth.”
Health Care REIT, Inc., with headquarters in Toledo, Ohio, is a real estate investment trust that invests in health care and senior housing properties. At December 31, 2005, the company had investments in 442 facilities in 36 states with 54 operators and had total assets of approximately $3.0 billion. The portfolio included 195 assisted living facilities, 203 skilled nursing facilities, 31 independent living/continuing care retirement communities and 13 specialty care facilities. More information is available on the Internet at www.hcreit.com.
This document may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements concern and are based upon, among other things, the future growth and expansion of the company’s portfolio; its ability to make distributions; its policies and plans regarding corporate administration, investments, financings and other matters; its ability to access capital and financial markets or other sources of funds; and its ability to meet its earnings guidance. When the company uses words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “estimate” or similar expressions, it is making forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. The company’s expected results may not be achieved, and actual results may differ materially from expectations. This may be a result of various factors, including, but not limited to: the status of the economy; the status of capital markets, including prevailing interest rates; changes in the health care industry and the payment for services; changes in financing terms; competition within the health care and senior housing industries; negative developments in the operating results or financial condition of operators; the company’s ability to transition or sell facilities with a profitable result; the failure of closings to occur as and when anticipated; acts of God or third parties affecting our properties; the company’s ability to reinvest sale proceeds at similar rates to assets sold; operator bankruptcies or insolvencies; government regulations affecting Medicare and Medicaid reimbursement rates; liability claims and insurance costs for operators; unanticipated difficulties and/or expenditures relating to future acquisitions and dispositions; environmental laws affecting the company’s properties; delays in reinvestment of sale proceeds; changes in rules or practices governing the company’s financial reporting; and structure related factors, including real estate investment trust qualification, anti-takeover provisions and key management personnel. Finally, the company assumes no obligation to update or revise any forward-looking statements or to update the reasons why actual results could differ from those projected in any forward-looking statements.